EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CURTIS ACQUISITION, INC.

________________________________________

Pursuant to Section 242 of the
Delaware General Corporation Law
________________________________________

It is hereby certified that:

1. The name of the Corporation is Curtis Acquisition, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH:

FOURTH

The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of Common Stock, $.0001 par value per share.

3. The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned subscribes this Certificate of Amendment and affirms that the facts stated herein are true and under penalties of perjury, this 12th day of April, 2007.

/s/Randall H. Rosenthal
Randall H. Rosenthal
President